Exhibit 10.20

SUMMARY OF THE REGISTRANT’S NON-EMPLOYEE DIRECTOR COMPENSATION

The Company pays each of its non-employee directors $30,000 annually or $60,000 annually to its Chairman. In addition, non-employee directors receive the following committee-related fees annually: (1) $7,500 for participating on the Audit Committee or $15,000 for chairing the committee; (2) $5,000 for participating on the Compensation Committee or $15,000 for chairing the committee; and (3) $2,500 for participating on the Nominating and Governance Committee or $5,000 for chairing the committee.

Upon appointment, non-employee directors receive a one-time grant of an option to purchase 6,250 shares of common stock. These options vest pro rata over one year. Annually, non-employee directors receive an option to purchase 5,000 shares of common stock, which also vest pro rata over one year. The exercise price of these options is the fair market value on the date of grant. Each such option expires seven years after the date of grant under the Company’s 2010 Stock Incentive Plan.

The Company reimburses its non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.